Exhibit 10.4

US Contingent Option Agt – December 2009

VERIGY LTD. 2006 EQUITY INCENTIVE PLAN

NOTICE OF CONTINGENT SHARE OPTION AWARD

On «AwardDate» (the “Award Date”) you were awarded, on a contingent basis, an option to purchase Verigy Ltd. (the “Company”) ordinary shares under the Company’s 2006 Equity Incentive Plan (the “Plan”). This award is contingent as described in the section titled “Contingency” in the accompanying Share Option Award Agreement.

Name of Optionee:	«Name»

Total Number of Shares:	«TotalShares»

Type of Option:	Nonstatutory Stock Option

Expiration Date:	«ExpDate». This option may expire earlier if your Service terminates earlier, as described in the Stock Option Agreement.

Exercise Price:[1]	The closing price of Verigy ordinary shares on the third business day following Verigy’s announcement of financial results for the fiscal quarter ending «pricingdate».

Vesting Schedule:[2]	The shares subject to this option vest and become exercisable in 13 equal quarterly installments, with the first installment vesting on «vestingdate», provided that you continue to be an Awardee Eligible to Vest as of the applicable vesting date.

You and the Company agree that this option is granted under and governed by the terms and conditions of the Verigy Ltd. 2006 Equity Incentive Plan (the “Plan”) and the Share Option Agreement, both of which are made a part of this document.

You further agree that the Company shall cause the shares issued upon exercise of this option to be deposited in your Morgan Stanley Smith Barney Account and, further, that the Company may deliver electronically all documents relating to the Plan or this option (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a web site, it will notify you regarding such posting. This consent will remain in effect until you give the Company written notice that it should deliver paper documents.

BY CLICKING ON THE “ACCEPT” BUTTON ON THE ONLINE AWARD ACCEPTANCE SCREEN, YOU AGREE TO BE BOUND BY THE SHARE OPTION AGREEMENT, THIS NOTICE AND THE PLAN.	VERIGY LTD.

BY:
TITLE:

[1]

Except as set forth in the accompanying Option Agreement, the exercise price for this option shall be equal to the closing price of Verigy ordinary shares on the pricing date indicated above; provided, however, that if the date on which the shareholders approve an increase in the number of shares available for issuance under the Plan falls after the third business day following Verigy’s announcement of financial results for the fiscal quarter ending July 31, 2010, then the exercise price of this option will be the closing price of Verigy’s ordinary shares on the date of such shareholder approval. In either event, the exercise price shall be set automatically and without any further action on the part of the Company or the optionee.

[2]

The vesting dates for the award will be each March 13, June 13, September 13 and December 13, commencing with the first vesting date noted. No fractional shares shall be issuable. The number of shares exercisable at each vesting event other than the last shall be rounded down to the nearest whole share and the last vesting event shall cover all shares not previously vested.

US Contingent Option Agt – December 2009

VERIGY LTD. 2006 EQUITY INCENTIVE PLAN

CONTINGENT SHARE OPTION AGREEMENT

Contingency	This award is contingent upon the shareholders of the Company approving an increase in the number of shares available for issuance under the Plan during calendar 2010. If the shareholders vote one but do not approve an increase in the number of shares available for issuance under the Plan during calendar 2010, then this award shall become null and void on the date of the meeting of shareholders at which the proposal was not approved, and no benefit shall accrue as a result of this award. Notwithstanding the foregoing, in the event that the pricing of this option is accelerated as described below in the section titled “Special Provisions for Accelerated Pricing—Change of Control” prior to the date on which a vote of shareholders is held with respect to a proposal to approve an increase in the number of shares available for issuance under the Plan, then the contingency will be deemed satisfied and this option shall no longer be contingent.

Tax Treatment	This option is intended to be a nonstatutory stock option.

Vesting

This option becomes exercisable in installments, during the Option term as shown in the Notice of Share Option Award, as long as you remain an Awardee Eligible to Vest (as defined in the Plan).

This option will in no event become exercisable for additional shares after your Service has terminated for any reason, except as otherwise provided in the Plan and this agreement.

Term	This option expires in any event at the close of business at Company headquarters on the day before the 7th anniversary of the Date of Award, as shown in the Notice of Share Option Award. (It may expire earlier if your Service terminates, as described below.)

Regular Termination	Unless otherwise provided in an agreement between you and the Company, if your Service terminates for any reason except death, disability (as defined in the Plan), or retirement, as provided in the Plan, then this option will expire at the close of business at Company headquarters on the date three months after your termination date, or, if earlier, the expiration of the term of this option. The Company determines when your Service terminates for this purpose.

Termination as a result of Death, Disability or Retirement	If you die before your Service terminates, or if your Service terminates because of your disability (as defined in the Plan) or in connection with your retirement, as provided in the Plan, then (i) the vested portion of each tranche of this option will be determined by adding 12 months to your length of service and (ii) you will be entitled to exercise this option until the close of business at Company headquarters on the one year anniversary of the date of death, disability or retirement, or, if earlier, until the expiration of the term of this option, as provided in the Plan.

Special Provisions for Accelerated Pricing

Notwithstanding the establishment of the pricing date for this option as set forth in the Notice of Share Option Award, the exercise price of this option shall be established in accordance with the following in the following circumstances:

Change of Control. In the event that, prior to the date on which a vote of shareholders is scheduled to be held with respect to a proposal to approve an increase in the number of shares available for issuance under the Plan, the Company or any third party publicly announces any transaction or event which, as announced or if consummated, would constitute a Change of Control (as defind in the Plan) of the Company, the per-share exercise price for this option (if not already priced as of the date of such announcement), shall become fixed at an amount equal to the closing price of Verigy ordinary shares on the last trading day immediately preceding such announcement.

Termination of Employment. In the event that prior to the pricing date your Service (as defined in the Plan) with the Company and its affiliates shall terminate for any reason, then the per-share exercise price for this option, if not already priced as of the date of such termination of Service, shall become fixed at an amount equal to the closing price of Verigy ordinary shares on the last trading day immediately preceding your last day of Service.

No Affect On Vesting. The Vesting provisions applicable to this option shall not be affected by a change in the timing of establishing the exercise price in accordance with the preceding paragraphs.

Leaves of Absence and Part-Time Work

For purposes of this option, your Service does not terminate when you go on a military leave, a sick leave or another Company approved leave of absence, and if continued crediting of Service is required by the terms of the leave or by applicable law. But your Service terminates when the approved leave ends, unless you immediately return to active work.

Your status as an Awardee Eligible to Vest (as defined in the Plan) will always cease upon termination of employment with the Company or a Subsidiary or Affiliate except as provided in Article 5 of the Plan.

If you commence working on a part-time basis, then the vesting schedule specified in the Notice of Share Option Award may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Restrictions on Exercise	The Company will not permit you to exercise this option if the issuance of shares at that time would violate any law or regulation.

Notice of Exercise

You may exercise this option from time to time for any number of shares for which the option is then exercisable, by notice in writing, electronically or by other means to, and as prescribed by, the Company’s equity incentive administration service provider (the “administration service provider”). Your exercise notice will be effective and irrevocable at such time as your notice, method of payment (whether by cash, check, proceeds from the immediate sale of the option shares, or as otherwise provided in the Plan) and such other documentation as the administration service provider may require have been received by the administration service provider. Your exercise notice must specify the number of shares of this option you are exercising.

If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment	When you exercise this option, you must provide for payment of the option exercise price for the shares that you are purchasing. To the extent permitted by applicable law, payment may be made in one (or a combination of two or more) of the forms set forth in Section 5.7 of the Plan.

Withholding Taxes and Share Withholding	You will not be allowed to exercise this option unless you make arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of the option exercise. Such arrangements include an irrevocable direction to the Company’s securities broker service provider to sell all or a part of the Shares being purchased under this option and to deliver all or part of the sales proceeds to the Company, pursuant to Section 5.7(b) of the plan.

Restrictions on Resale	You agree not to sell any option shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Transfer of Option	Unless determined otherwise by the Committee, this option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by the beneficiary designation, will or by the laws of descent or distribution and may be exercised, during your lifetime, only by you. If the Committee makes this option transferable, it shall contain such additional terms and conditions as the Committee deems appropriate.

Retention Rights	Your option or this Agreement does not give you the right to be retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Shareholder Rights	You, or your estate or heirs, have no rights as a Shareholder of the Company until you have exercised this option by submitting the required notice in accordance with the provisions under “Notice of Exercise” set forth above and paying the exercise price and any applicable withholding taxes. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this option, except as described in the Plan.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of shares covered by this option and the exercise price per share may be adjusted pursuant to the Plan.

Applicable Law	This Agreement shall be governed by, and construed in accordance with, the laws of the Republic of Singapore (except its choice-of-law provisions).

The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference.

This Agreement and the Plan, together with the Severance Agreement by and between you and the Company, if applicable, (the “Severance Agreement”) constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option, except for the Severance Agreement, are superseded. This Agreement may be amended only by another written agreement between the parties.

YOUR ELECTRONIC SIGNATURE TO THIS NOTICE AND AGREEMENT IS YOUR AGREEMENT

TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.